UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2006 (August 28, 2006)

TRANSACTION SYSTEMS ARCHITECTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 South 108th Avenue, Omaha, Nebraska 68154
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (402) 334-5101

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Merger Agreement

On August 28, 2006, Transaction Systems Architects, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with P&H Solutions, Inc., a Delaware corporation (“P&H”) and Parakeet MergerSub Corp., a Delaware corporation (“MergerSub”).

Under the terms of the Merger Agreement, MergerSub will merge with and into P&H with P&H as the surviving corporation (the “Merger”). To complete the transaction, each outstanding share of P&H common stock will be converted into a right to receive the pro rata percentage of the merger consideration following payment of certain transaction related expenses. The aggregate merger consideration is approximately $156.6 million. The consideration will be financed by a combination of Company cash and a portion of a $150 million revolving credit facility to be provided by Wachovia Securities. Holders of Series A and Series B Preferred Stock will receive their liquidation preference and the amounts payable to them assuming they convert to common shares immediately prior to the Merger. Holders of Series C preferred shares will receive, in accordance with the Company’s Articles of Incorporation, the Series C Payout (as defined therein). Following the Merger, P&H will be a wholly-owned subsidiary of the Company.

Although the Merger is expected to close in the fourth quarter of 2006, there can be no assurance that the Merger will be completed or as to the timing thereof.

A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Management Employment Arrangements

In connection with the execution of the Merger Agreement, Ralph Dangelmaier, President and Chief Executive Officer of P&H and William Sobo, Chief Financial Officer of P&H entered into employment term sheets with the Company. Mr. Dangelmaier and Mr. Sobo (each an “Executive”) have agreed to negotiate in good faith final documentation of the terms described below, which will supersede the executive’s existing agreement with P&H, as well as the term sheet, and will become effective upon completion of the Merger.

After completion of the Merger, the Executive will continue in the employ of the surviving corporation, a wholly-owned subsidiary of the Company, until such employment is terminated by either the Company or the Executive. Each Executive will be entitled to participate, starting with the Company’s fiscal year 2007, in the Company’s management incentive compensation (“MIC”) plan and the Company’s long term incentive plan which provides annual grants of equity awards (“LTIP”) and receive other employee benefits and perquisites provided to similarly situated employees of the Company.

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The Company will grant each Executive and certain other employees of P&H options to purchase shares of the Company’s common stock, which options will vest ratably over four years commencing on the date of grant. The options will be granted as soon as practicable after the closing date of the Merger (the “Closing Date”) and will be governed by the terms and conditions of an option agreement entered into at that time with each eligible employee. The number of options to be granted to an eligible employee is based on the employee’s position in the surviving corporation.

During the first year following the Closing Date, Mr. Dangelmaier, Mr. Sobo and certain other employees of P&H will be entitled to a bonus (“First-Year Retention Bonus”) payable, if at all, in cash if the employee remains an employee of the Company through the day preceding the first anniversary of the Closing Date. If the employee remains employed with the Company beyond the first anniversary of the Closing Date, he or she will be entitled to continued vesting of stock options, but will not be entitled to this First-Year Retention Bonus. An employee will be entitled to receive his or her First-Year Retention Bonus if the employee’s employment is terminated by the Company, other than for cause, prior to the day preceding the first anniversary of the Closing Date. The amount of the First-Year Retention Bonus varies based on the eligible employee’s position, and the terms and conditions of the First-Year Retention Bonus shall be set forth in definitive agreements to be entered into with each eligible employee.

In consideration of the benefits to be provided to them, as well as employment with the Company, Mr. Dangelmaier and Mr. Sobo will agree to certain non-compete covenants continuing for a period of 18 months following termination of his employment with the Company and certain non-solicitation covenants continuing for a period of 30 months following termination of his employment with the Company, as well as standard confidentiality covenants.

Item 8.01 Other Events

Press Release

On August 29, 2006, the Company issued a press release, a copy of which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit 2.1    —   Agreement and Plan of Merger dated August 28, 2006.

Exhibit 99.1  —   Press Release dated August 29, 2006.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.

/s/ Dennis P. Byrnes
Dennis P. Byrnes Senior Vice President

Date: September 1, 2006

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 2.1	— Agreement and Plan of Merger dated August 28, 2006.
Exhibit 99.1	— Press Release dated August 29, 2006.